As filed with the Securities and Exchange Commission on
                          February 22, 1996.
                                            Registration No. 33-

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                           _______________
                              FORM S-3
                      REGISTRATION STATEMENT
                               Under
                   The Securities Act of 1933
                          _______________

                          INTERSOLV, INC.
       (Exact name of Registrant as Specified in its Charter)
        Delaware                                 52-0990382
  (State or other jurisdiction      (I.R.S. Employer Identification No.)
  of incorporation or organization)

                        9420 Key West Avenue
                     Rockville, Maryland  20850
                          (301) 838-5000
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                         Kenneth A. Sexton
                          Intersolv, Inc.
                       9420 Key West Avenue
                    Rockville, Maryland  20850
                          (301) 838-5000
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            Copy to:
                     Jeffrey E. Jordan, Esq.
                  Arent Fox Kintner Plotkin & Kahn
                   1050 Connecticut Avenue, N.W.
                    Washington, DC  20036-5339

        Approximate date of commencement of proposed sale to the
  public:  As soon as practicable on or after the effective date of this Registration Statement.
                       _______________

        If the only securities being registered on this Form are
  being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                       _______________

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
  415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
  reinvestment plans, please check the following box.
                       _______________
                CALCULATION OF REGISTRATION FEE

 Title of Each   Amount      Proposed            Proposed           Amount of
 Class of        to be       Maximum Aggregate   Maximum Aggregate  Registration
 Securities to   Registered  Price Per Unit(1)   Aggregate          Fee
 be Registered
 ------------------------------------------------------------------------------
 Common Stock,
 $.01 par value 3,583,585 sh   $11.9375           $42,779,046        $14,752
 ------------------------------------------------------------------------------
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              Subject to Completion, dated February 22, 1996

PROSPECTUS
Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute any offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                       INTERSOLV, INC.
               3,583,585 Shares of Common Stock

   The Common Stock of Intersolv, Inc. (the "Company" or "Intersolv"), par value $0.01 per share (the "Common Stock"), offered hereby is held by the Selling Securityholders (as defined herein) who may from time to time offer for sale such shares of Common Stock. See "Selling Securityholders." The Company will not receive any proceeds from the sale by the Selling Securityholders of the Common Stock.

   The Common Stock is listed on the NASDAQ National Market under the symbol "ISLI." On February 21, 1996, the last reported sale price of the Common Stock reported on the NASDAQ National Market was $13.0625 per share. See "Price Range of Common Stock."

                  _______________________________

    See   "Risk  Factors"  beginning  on  page  5  for  certain
information that should be considered by prospective investors.
                  _______________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ____________________


   Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by a Selling Securityholder. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Securityholders and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Company will pay the expenses of this offering estimated at $37,000. The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a Selling Securityholder or by agreement between a Selling Securityholder and its underwriters, dealers, brokers or other agents.

   Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act. In addition, a Selling Securityholder and any such underwriters, dealers, brokers or other agents as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions) may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by a Selling Securityholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Securityholders and any
underwriter,  dealer,  broker or other  agent.   See  "Plan  of
Distribution."

     The date of this Prospectus is February 22, 1996

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under the circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.

                        TABLE OF CONTENTS
                                                           Page
          Available Information                               2
          Documents Incorporated by Reference                 3
          The Company                                         4
          Risk Factors                                        5
          Price Range of Common Stock                         7
          Use of Proceeds                                     7
          Selling Securityholders                             8
          Plan of Distribution                               11
          Description of Capital Stock                       12
          Legal Matters                                      13
          Experts                                            14


                       AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded in the over-the-counter market and is quoted in the NASDAQ National Market. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

   The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all information incorporated by reference therein and amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement.

            DOCUMENTS INCORPORATED BY REFERENCE

   The following documents previously filed by the Company with the Commission (File No. 0-15188) pursuant to the Exchange Act are incorporated herein by this reference and are made part of this Prospectus:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995, filed pursuant to Section 13 of the Exchange Act;

   (2) The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995, filed pursuant to Section 13 of the Exchange Act;

   (3) The Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995, filed pursuant to Section 13 of the Exchange Act; and

  (4)  The Company's Current Report on Form 8-K, dated November
7,  1995  and as amended by Amendment No. 1, dated  January  5,
1996, each filed pursuant to Section 13 of the Exchange Act.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Intersolv, Inc., Attention: Kenneth A. Sexton, at the Company's principal executive offices, which are located at 9420 Key West Avenue, Rockville, Maryland 20850, telephone number (301) 838-5000.
                          -----------
Intersolv, APS, Excelerator, Maintenance Workbench, PVCS and SequeLink are trademarks of Intersolv.

                        THE COMPANY

    Intersolv is a software product and service company, specializing in open, client/server tools. The Company's products and services support a broad range of approaches, ranging from the development of new client/server systems to the maintenance of traditional systems. The Company's product strategy emphasizes an open architecture which permits its products to be used separately, with the Company's other products and with software development products and approaches offered by other companies. The Company's objective is to build products that deliver high productivity on simple projects and are powerful enough to handle scalability requirements of production-grade information systems without retooling.

   Intersolv offers software products and services in the following solution areas:

  Object Oriented ("OO") Development - The Company has invested significant resources in the acquisition and development of OO application development tools. This product series is focused on the needs of developers using the C++ language. This product series, which will be marketed under the brand name Allegris, is due for general release early in fiscal year 1997.

  Enterprise Client/Server Development - Intersolv also offers tools for traditional developers using the Cobol language who want to move into the client/server architecture. These tools can be used for rapid application development ("RAD"), design driven development or for maintenance and reuse of legacy applications.

  Data Warehousing - Intersolv products provide access to more than 30 database management systems ("DBMS"). Offerings include an end user query and reporting tool and tools to deploy cross-platform Open Database Connective ("ODBC") to compliant applications accessing multiple DBMS.

  Software Configuration Management ("SCM") - Intersolv offers
 a comprehensive  SCM  product  suite.   The  Company's    SCM
 offerings leverage  team  development  on  the   LAN    while
 supporting multi-operating systems and multi-tool environments.

   The Company markets and distributes its products to end users, line of business developers, traditional information system departments, project managers and application development executives within corporations and independent software vendors worldwide. Sales in the United States, Japan, United Kingdom, Germany, France, Belgium and Australia are made through Company owned and operated entities which use a combination of field sales (face to face), telesales and third party distribution channels. The Company's direct sales effort is augmented with a network of independent software vendors, dealers, distributors and value added resellers in more than 30 countries around the world.

   Intersolv has expanded its operations both through internal development and selected acquisition of complementary products and businesses. In October 1995, Intersolv acquired TechGnosis International, Inc. ("TechGnosis") in a transaction accounted for using the "pooling-of-interests" method.

   Intersolv was incorporated under the laws of the State of Delaware in 1985, successor to the business begun in 1982. The Company's principal executive offices are located at 9420 Key West Avenue, Rockville, Maryland 20850, and its telephone number at that address is (301) 838-5000.

                          RISK FACTORS

   Prospective investors should carefully consider, among other factors, the following:

  Technological Changes. The software development tools market is characterized by rapid changes in technology and user needs. Compatibility of the Company's products with customers' preferred operating systems and database management systems are important to future results of the Company. The current market trend appears to be weighted towards building client/server and cooperative applications using a changing mix of operating systems. Revenue from the Company's Traditional Development tools area declined by 22% during the year ended April 30, 1995. Products in this area accounted for 35% of fiscal 1995 revenue, and the Company expects demand in this area to remain flat or continue to decline. During fiscal 1995, the decline in traditional development tools revenues was more than offset by a 70% revenue increase in the Company's other products and services. Because of the rapidly changing market, there is no assurance that this substantial growth will continue. Future operating results could be adversely affected by the market's acceptance of the Company's existing and new products in this rapidly changing market.

  Competition. The market for the Company's products is highly competitive. The Company competes with a number of companies that market similar types of products. The Company also expects to encounter competition in the future from established companies and new companies that may develop products competitive with the Company's products. Many of the Company's actual and potential competitors have substantially greater financial, marketing and technological resources than the Company. Due to the inherently unpredictable nature of the market in which the Company competes, any actual or potential competitor is capable of capturing a disproportionate share of the market in a relatively short time frame. Such a rapidly shifting demand would adversely affect the Company's profitability.

   Fluctuations in Quarterly Performance. Historically, the Company recognizes a major portion of its revenue during the last month of a fiscal quarter and has experienced quarterly fluctuations in revenues and earnings due to the timing of large orders. The Company has no significant revenue backlog, and substantially all of its product revenues in any quarter results from sales made in the quarter. If sales are delayed and do not close in a quarter as expected, the Company's results of operations for that quarter would be adversely affected. Net income may be disproportionately affected by a reduction in revenues because a large portion of the Company's expenses do not vary with revenues. Historically, the Company has recognized the largest portion of its revenues and operating income in the fourth quarter of its fiscal year, and the Company typically experiences lower revenues and operating income for the first quarter of a fiscal year than in the fourth quarter of the prior fiscal year.

   Acquisition Charges. In the past, the Company has expanded its operations through selected acquisitions. As a result of past acquisitions, the Company has charged earnings with transaction costs and certain restructuring costs to integrate the acquired businesses. These acquisition charges have resulted in the Company reporting operating losses in the fiscal quarter and year in which the transaction was completed.

  Global Economies. The Company markets and sells its products through its own sales force and through third parties in approximately 30 countries. Consequently, the Company's results are affected by changes in global economies and currency exchange rates.

  Third Party Sales Channels. In addition to the Company's own marketing organization, the Company markets its products through a global network of other independent software vendors
(ISVs), value-added resellers (VARs) and dealers and distributors. Through third party alliances, the Company enables selected ISVs to embed and sell certain Intersolv technologies in their own products, for which the Company receives royalties. In addition, VARs, dealers and distributors resell the Company's products in markets which the Company cannot cost effectively reach on a direct basis. The success of these sales channels, and thus the amount of royalties the Company may receive, is dependent on the financial condition and marketing effectiveness of these third parties, which the Company cannot directly control.

   Dependence on Key Personnel. Competition for qualified personnel in the software industry is intense. The future success of the Company will depend on its ability to attract and retain key employees. The failure to attract or the loss of these individuals could have an adverse effect on the Company.

  Possible Volatility of Stock Price. The market price for the Common Stock has been highly volatile over the past several years, and the market price may be subject to significant volatility in the future, particularly on a quarterly basis. Factors such as fluctuations in quarterly performance, the announcement of technological innovations or new commercial products by the Company or its competitors, as well as market conditions in the computer software or hardware industries and the condition of the economy in general, may have a significant impact on the market price of the Common Stock. In addition, in recent years the stock market has experienced large price and volume fluctuations, which often have been unrelated to the operating performance of specific companies or market sectors.

   Effect of Delaware Law and Certain Charter Provisions. Certain provisions of Delaware law and of the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions could make it more difficult for stockholders to effect certain corporate actions and could also have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

    Forward Looking Statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or documents incorporated by reference herein.

               PRICE RANGE OF COMMON STOCK

   The Common Stock is traded in the over-the-counter market on the NASDAQ National Market under the symbol "ISLI." The following table sets forth, for the Company's fiscal years indicated, the high and low last sale prices of the Common Stock as reported by the NASDAQ National Market.


                                                    High    Low
1995
  First Quarter                                     8.50    4.75
  Second Quarter                                   10.00    4.75
  Third Quarter                                    13.25    7.75
  Fourth Quarter                                   15.50    9.75

1996

  First Quarter                                    26.25   14.00
  Second Quarter                                   25.375  14.50
  Third Quarter                                    17.25    8.75
  Fourth Quarter (through February 21, 1996)       14.375   9.625


   On January 31, 1996, there were approximately 287 holders of record of the Common Stock. See the cover page of this Prospectus for the last sales price of the Common Stock reported on the NASDAQ National Market as of a recent date.

                          USE OF PROCEEDS

   The  sale  of  the Common Stock offered hereby  is  for  the
account  of  the  Selling  Securityholders.   Accordingly,  the
Company will not receive any of the proceeds from the sale by the Selling Securityholders of the Common Stock.


                       SELLING SECURITYHOLDERS

   The Common Stock offered by this Prospectus was initially issued by the Company to certain shareholders on October 23, 1995 in connection with the acquisition of TechGnosis. The table below sets forth information regarding the beneficial ownership of the Common Stock by the Selling Securityholders as of January 31, 1996 and as adjusted to reflect the sale of Common Stock offered hereby. For purposes of the following table, a person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                              Shares Owned                      Maximum Shares
                              Before the        Maximum Shares  Owned After the
                              Offering          Being Offered   Offering
                              ------------      -------------   ---------------
Name                          Number    Percent                 Number  Percent
----                          ------    -------                 ------  -------
Furman Selz SBIC L.P.(1)     1,062,379  5.17%     1,062,379       0        0
BMI                            478,121  2.44        478,121       0        0
Marc Van Rompaey(2)            323,077  1.65        323,077       0        0
Walter Resseler                167,844  0.86        167,844       0        0
Sofinnova  Capital II FCPR     154,500  0.79        154,500       0        0
Parnib Deelnemingen BV         120,001  0.61        120,001       0        0
Jean-Claude  Deschamps(3)      119,102  0.61        119,102       0        0
Sofinnova Ventures III L.P.    103,000  0.53        103,000       0        0
TEG Holding BV                 101,912  0.52        101,912       0        0
Johan Vets                      81,077  0.41         81,077       0        0
Andre Van den Bogaert(4)        74,033  0.38         74,033       0        0
Karel De Gucht(5)               65,101  0.33         65,101       0        0
Anne-Lore Resseler              59,855  0.31         59,855       0        0
Sander d'Heer                   55,269  0.28         55,269       0        0
Edmund Hajim(6)                 50,683  0.26         50,683       0        0
William Sullivan                49,954  0.26         49,954       0        0
D.I.S. NV                       43,054  0.22         43,054       0        0
Hugo Ceusters                   35,866  0.18         35,866       0        0
STC NV                          34,608  0.18         34,608       0        0
Theo Heselmans                  32,970  0.17         32,970       0        0
GAIA                            22,660  0.12         22,660       0        0
Manu Goossens                   20,600  0.11         20,600       0        0
Marc Surinx                     20,600  0.11         20,600       0        0
Peter Goossens                  16,850  0.09         16,850       0        0
Roger Ghijs                     14,574  0.07         14,574       0        0
Intervent NV                    14,275  0.07         14,275       0        0
Jenny Van De Put                14,108  0.07         14,108       0        0
Terrence Quinn (7)              13,204  0.07         13,204       0        0
Clear Invest                    12,745  0.07         12,745       0        0
Carl Moons                      12,300  0.06         12,300       0        0
Etienne Cooreman                12,112  0.06         12,112       0        0
Michiel Carpentier              12,073  0.06         12,073       0        0
Marc Shinbrood                  11,165  0.06         11,165       0        0
Jozef Colebunders               11,021  0.06         11,021       0        0
Daniel Goovaerts                10,300  0.05         10,300       0        0
Sargefi SA                       9,286  0.05          9,286       0        0
Jan Detremmerie                  8,691  0.04          8,691       0        0
Rolf Vets                        8,652  0.04          8,652       0        0
Jef Haeverans                    7,931  0.04          7,931       0        0
Michael Torto                    7,725  0.04          7,725       0        0
Andrew Mills                     7,551  0.04          7,551       0        0
Richard Taylor                   7,551  0.04          7,551       0        0
Michel Ducourau                  7,308  0.04          7,308       0        0
Henri Lagrasse                   6,155  0.03          6,155       0        0
Jan Van Riel                     5,947  0.03          5,947       0        0
A. Cools                         5,191  0.03          5,191       0        0
Etienne Schroyen                 5,191  0.03          5,191       0        0
Marc Borgers                     4,686  0.02          4,686       0        0
Eddy Aerts                       4,379  0.02          4,379       0        0
James O'Schaughessy              4,120  0.02          4,120       0        0
Luc Schets                       4,120  0.02          4,120       0        0
Emil Ansarov                     3,922  0.02          3,922       0        0
Joseph C. Tricomi                3,780  0.02          3,780       0        0
Carl Thuysbaert                  3,044  0.02          3,044       0        0
Pascal Surinx                    2,575  0.01          2,575       0        0
Roger De Cadt                    2,422  0.01          2,422       0        0
Koenraad Meuleman                2,266  0.01          2,266       0        0
Dirk Dierickx                    2,259  0.01          2,259       0        0
Arthur Sarno                     2,179  0.01          2,179       0        0
Bud Enright                      2,060  0.01          2,060       0        0
Cesar Medina                     2,060  0.01          2,060       0        0
Filip Vandenbussche              2,060  0.01          2,060       0        0
Frederic Dalle                   2,060  0.01          2,060       0        0
Jo Van Hoey                      2,060  0.01          2,060       0        0
Stephen Nelson                   2,060  0.01          2,060       0        0
Bart Ghesquiere                  1,740  0.01          1,740       0        0
Guido Cooreman                   1,730  0.01          1,730       0        0
Patrick Smits                    1,730  0.01          1,730       0        0
Jan Bruyndonckx                  1,588  0.01          1,588       0        0
Margareta Horemans               1,345  0.01          1,345       0        0
Peter Preston                    1,322  0.01          1,322       0        0
Erik Janssens                      994  0.01            994       0        0
Marc De Roover                     721  0.00            721       0        0
Denis Gijsemans                    447  0.00            447       0        0
Johan Coppieters                   422  0.00            422       0        0
James McCarthy                     412  0.00            412       0        0
Geoff Webb                         339  0.00            339       0        0
David Grietens                     113  0.00            113       0        0
Ellen Batens                       103  0.00            103       0        0
Jennifer Taylor                    103  0.00            103       0        0
Barbara Polszak                     51  0.00             51       0        0
Guy Marceaux                        41  0.00             41       0        0
Bertrand Lepeuple                   20  0.00             20       0        0
Carl Blakeley                       20  0.00             20       0        0
Christine Dunbar                    20  0.00             20       0        0
Stephane Faubert                    20  0.00             20       0        0
Virginie Lagrasse                   20  0.00             20       0        0

  TOTAL                      3,583,585 17.41%      3,583,585      0        0



  Because a Selling Securityholder may offer by this Prospectus all or some part of the Common Stock which it holds, no estimate can be given as of the date hereof as to the amount of Common Stock actually to be offered for sale by a Selling Securityholder or as to the amount of Common Stock that will be held by a Selling Securityholder upon the termination of such offering. See "Plan of Distribution."

             ____________________________________

(1) Includes 975,859 shares issuable upon the conversion of convertible debt.
(2) Includes 8,804 shares issuable upon the conversion of convertible debt.
(3) Includes 3,961 shares issuable upon the conversion of convertible debt.
(4) Includes 1,320 shares issuable upon the conversion of convertible debt.
(5) Includes 8,802 shares issuable upon the conversion of convertible debt.
(6) Includes 8,804 shares issuable upon the conversion of convertible debt.
(7) Includes 13,204 shares issuable upon the conversion of convertible debt.

                         PLAN OF DISTRIBUTION

   Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by a Selling Securityholder. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Securityholders and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Company will receive no proceeds from the sale of the Common Stock offered hereby.

  The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by a Selling Securityholder or by agreement between a Selling Securityholder and its underwriters, dealers, brokers or other agents.

   Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by a Selling Securityholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Securityholders and any underwriter, dealer, broker or other agent.

   At any time a particular offer of Common Stock is made by a Selling Securityholder, if required, a Prospectus Supplement will be distributed which will set forth the identity of, and certain information relating to, such Selling Securityholder, the aggregate amounts of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or other agents, any discounts, commissions and other items constituting compensation from such Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective
amendment   to  the  Registration  Statement  of   which   this
Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

   The Registration Rights Agreement (the "Registration Rights Agreement"), dated as of October 23, 1995, by and among the Company and certain shareholders provides that the Company will indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Registration Rights Agreement also provides for the indemnification of the Company by the Selling Securityholders for certain liabilities, including liabilities under the Securities Act. In addition, under the Registration Rights Agreement, the Company's obligation to indemnify extends to those who participate in the distribution of the Common Stock as underwriters for the Selling Securityholders. Also pursuant to the Registration Rights Agreement, the Company has agreed to pay substantially all fees and expenses incident to the preparation, filing, amending and supplementing of the Registration Statement of which this Prospectus is a part and any registration statements or qualifying documents filed under any state securities laws.

    To comply with certain states' securities laws, if applicable, the Common Stock offered hereby may be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                   DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $0.01 par value and 3,000,000 shares of Preferred Stock, $0.10 par value ("Preferred Stock"). As of January 31, 1996, there were 19,566,022 shares of Common Stock outstanding and held of record by 287 stockholders, excluding the shares of Common Stock issuable upon conversion the convertible notes. The shares outstanding exclude 1,020,756 shares of Common Stock reserved for issuance pursuant to Convertible Notes assumed by the Company in connection with the acquisition of TechGnosis. All of the outstanding shares of Common Stock are, and the shares offered hereby will be, when delivered and paid for, fully paid, validly issued and nonassessable.

Common Stock

   Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may bc declared from time to time by the Board of Directors ("Board") from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the holders of Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. There are no conversion rights or redemption or sinking fund provisions with respect to Common Stock.

   The Transfer Agent and Registrar for the Common Stock is the
First National Bank of Boston.

Preferred Stock

   The Board may, without further action by the stockholders, authorize the issuance of Preferred Stock in one or more series and fix the rights, preferences and privileges of Preferred Stock, including the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms of Preferred Stock of any class or series. No shares of Preferred Stock are outstanding. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Further, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third company from attempting to obtain, control of the Company. The Company has no current plan to issue any shares of Preferred Stock, except as may be required under the Company's Shareholder Rights Plan.

Shareholder Rights Plan

   On August 18, 1989, the Board adopted a Shareholder Rights Plan (the "Rights Plan"). Under the Rights Plan, each stockholder of record has received, and upon future issuances of shares of Common Stock recipients generally will receive, one right (a "Right") for each share of Common Stock owned or received, respectively. Rights trade with the shares of Common Stock and do not trade separately. Each Right entitles the holder thereof to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at an exercise price of $40.00. The Rights are not exercisable until a person or group acquires beneficial ownership of 20.0% or more of the Common Stock or announces a tender or exchange offer that will result in such person or group owning 30.0% or more of the Common Stock. In addition, if any person acquires at least 25.0% of the Common Stock (except pursuant to a tender or exchange offer for all Common Stock at a fair price) or if a holder of at least 20.0% of the Common Stock consolidates or merges into or engages in certain other transactions with the Company, the Rights will entitle all other holders of the Common Stock to acquire, at the exercise price of the Right, shares of Common Stock (or, in the event there is not a sufficient number of authorized but unissued or reserved shares of Common Stock, any combination of Common Stock, cash, property or other Company securities) with a market value equal to twice the exercise price of the Right. If the Company is involved in a merger or other business combination in which it is not the surviving corporation or in which the Common Stock is changed or converted, or if the Company sells or transfers at least 50.0% of its assets or earning power, each Right will entitle its holder to acquire, at the exercise price of the Right, shares of common stock of the acquiring entity with a market value equal to twice the exercise price of the Right. Each Right is non-voting, expires on August 31, 1999, and may be redeemed at the Company's option prior to becoming exercisable at a redemption price of $0.01 per Right.

   The Rights Plan is designed to protect stockholders in the event of (i) an unsolicited offer to acquire the Company, including an offer that does not treat all stockholders equally, (ii) the acquisition in the open market of shares constituting control of the Company without offering fair value to all the stockholders, and (iii) other coercive takeover tactics that in the opinion of the Board could impair its ability to represent stockholder interests. The Company is not aware of any present efforts by any persons to obtain control of the Company.

   The provisions of the Rights Plan may render a takeover of the Company more difficult or less likely to occur even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders.

Delaware General Corporation Law Section 203

   The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless, among other exceptions, (i) the business combination is approved by the Board prior to the date the interested stockholder attained such status, or by the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder or (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the Company in the transaction. For purposes of
Section 203, a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns or within the three immediately preceding years of a business combination did own, 15.0% or more of the corporation's outstanding voting stock.


                          LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company by Arent Fox Kintner Plotkin &
Kahn, Washington, D.C.


                             EXPERTS

   The consolidated balance sheets as of April 30, 1995 and 1994, and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended April 30, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

   Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant.

 Securities and Exchange Commission registration fee       $14,752
*Blue sky fees and expenses (including legal fees)           1,500
*Accounting fees and expenses                               10,000
*Legal fees and expenses                                    10,000
*Printing and engraving expenses                               250
*Transfer agent and registrar fees                               0
*Miscellaneous expenses                                        498
                                                            ------
        Total                                              $37,000
________________

* Estimated


Item 15.  Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

  Article Fifth of the Registrant's Second Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as that Section may be amended or supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under that Section against any expenses, liabilities or other matters referred to in or covered by that Section.

   Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  Article Fifth of the Registrant's Second Restated Certificate of Incorporation provides that no director shall be liable for any breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination or eligibility of directors for breaches of fiduciary duty.

   The Registrant has entered into Indemnification Agreements with its directors and officers which require indemnification in certain circumstances, establish specific payment procedures and provide certain other rights to such persons.


Item 16.  Exhibits.


  Number      Description

  4.1        Second Restated  Certificate  of  Incorporation,  as
             amended,   of   the  Company  (incorporatedherein by
             reference to Exhibit 3(a) to the Company's Registration Statement on Form S-4, Registration No. 33-38937).

  4.2        Rights Agreement, dated August 29, 1989 between  the
             Company and Sovran Bank, N.S. (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated September 21, 1989).

  4.3        Registration  Rights Agreement, dated as of  October 23,
             1995, by and among the Company and certain shareholders (incorporated herein by reference to Exhibit 3 to the Company's current Report on Form 8-K, dated November 7, 1995).

  5          Opinion of Arent Fox Kintner Plotkin & Kahn as to  the
             legality   of   the  Common   Stock   being registered.

  23.1       Consent of   Arent  Fox  Kintner  Plotkin  &   Kahn
             (included in Exhibit 5)

  23.2       Consent of Coopers & Lybrand L.L.P.

  23.3       Consent of KPMG Peat Marwick L.L.P.

  24 Power of Attorney of the Board of Directors (included on the Signature Page hereof)

Item 17.  Undertakings.

  The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii)     To include any material information with respect
to  the  plan of distribution not previously disclosed  in  the
registration   statement  or  any  material  change   to   such
information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the
Registrant  has  been  advised  that  in  the  opinion  of  the
Securities  and  Exchange  Commission such  indemnification  is
against  public  policy  as  expressed  in  the  Act  and   is,
therefore,  unenforceable.   In the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockville, State of Maryland, on this 22nd day of February, 1996.

                       INTERSOLV, INC.


                       By:  /s/ Kevin J. Burns
                       Kevin J. Burns, Chairman of the Board,
                       Chief Executive Officer


                       POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Kevin J. Burns and Kenneth A. Sexton his or her true and lawful attorney-in-fact and agent, each acting alone, with full power or substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


  Signature                  Title                     Date

  /s/Kevin J. Burns          Chairman of the Board     February 22, 1996
  Kevin J. Burns             Chief Executive Officer
                             (Principal Executive
                             Officer)


  /s/Kenneth A. Sexton      Vice  President-Finance    February 22, 1996
   Kenneth A. Sexton        & Administration (Principal
                            Financial and Accounting Officer)

  /s/ Norman A. Bolz        Director                   February 22, 1996
   Norman A. Bolz

  /s/Richard A. Carpenter   Director                   February 22, 1996
   Richard A. Carpenter

  /s/ Robert N. Goldman     Director                   February 22, 1996
   Robert N. Goldman

  /s/Gary G. Greenfield     Director                   February 22, 1996
   Gary G. Greenfield

  /s/Russell E. Planitzer   Director                   February 22, 1996
   Russell E. Planitzer

  /s/Charles O. Rossotti    Director                   February 22, 1996
   Charles O. Rossotti

  /s/Frank A. Sola          Director                   February 22, 1996
   Frank A. Sola

  Exhibit 5


            [Letterhead of Arent Fox Kintner Plotkin & Kahn]


            February 20, 1996


          The Board of Directors
          Intersolv, Inc.
          9420 Key West Avenue
          Rockville, Maryland  20850

          Gentlemen:

            We have acted as counsel to Intersolv, Inc. (the "Company") with respect to the Company's Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,583,585 shares of Common Stock, par value $.01 per share (the "Shares").

            As counsel to the Company, we have examined the Company's Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purposes of this opinion.

            We assume that, prior to the sale of any Shares to which the Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state securities laws.

            Based on the foregoing, we are of the opinion that the 2,562,831 outstanding Shares are validly issued, fully paid and nonassessable and that the 1,020,754 Shares issuable upon conversion of the Company's Convertible Notes, upon issuance in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

                    Very truly yours,

                    Arent Fox Kintner Plotkin & Kahn
  EXHIBIT 23.2


  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of INTERSOLV, Inc. on Form S-3, of our report dated June 9, 1995, on our audits of the consolidated financial statements and the financial statement schedule of INTERSOLV, Inc. as of April 30, 1995 and 1994, and for each of the three years in the period ended April 30, 1995, which report is included in the Company's 1995 Annual Report on Form 10-K.




              COOPERS & LYBRAND LLP.


Baltimore, MD
February 20, 1996

  EXHIBIT 23.3


  CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
TechGnosis International Inc.

We consent to the incorporation by reference in this registration statement of Intersolv, Inc. of our report dated March 6, 1995, with respect to the consolidated balance sheets of TechGnosis International Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K/A, of Intersolv, Inc. dated January 5, 1996.




              KPMG Peat Marwick LLP


Boston, Massachusetts
February 20, 1996